UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Securities Exchange Act of 1934

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

Starwood Real Estate Income Trust, Inc.

Christopher Graham

Ethan Bing

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ISS Continues to Recommend Against Proposed Monmouth Transaction with Equity Commonwealth

Starwood Reconfirms Willingness and Ability to Move Quickly to Complete its All-Cash Transaction

MIAMI, August 20, 2021 – Starwood Real Estate Income Trust, Inc. (“Starwood”), an affiliate of Starwood Capital Group, a leading global private investment firm focused on real estate and energy investments, today commented on the alert from Institutional Shareholder Services Inc. (“ISS”) published on August 19, 2021, in which it reaffirmed its prior recommendation advising Monmouth Real Estate Investment Corp. (NYSE: MNR) (“Monmouth”) shareholders to vote “AGAINST” the proposed transaction with Equity Commonwealth (“EQC”). The vote for the EQC transaction is scheduled to take place at a special meeting of Monmouth shareholders on August 31, 2021.

Starwood also today reiterated its call for the Monmouth Board of Directors to declare Starwood’s enhanced all-cash, fully financed, fully actionable proposal of $19.20 net cash per share to be a “superior proposal” under the existing merger agreement with EQC. The net consideration of $19.20 per share is after payment of the EQC termination fee, which the Monmouth Board agreed to increase by $10 million on August 16, 2021 as part of the EQC revised proposal. The Starwood proposal allows shareholders to continue to receive regular dividends through the close of the transaction, with no reduction in the merger consideration.

Ethan Bing, Managing Director of Starwood, said, “As ISS notes in its recent report, support is ‘not warranted’ for the proposed EQC transaction given the higher value and certainty provided by the Starwood offer. The ISS recommendation, in addition to the supermajority vote requirement and continued shareholder opposition to the EQC transaction, should provide clear direction to the Board that proceeding with this vote is not in the best interest of shareholders, who deserve a viable path to receiving maximum, certain value. We urge the Board to prevent further delays or impediments to maximizing shareholder value and preserve the full, superior value to shareholders represented by Starwood’s all-cash offer. Starwood stands ready to work with the Monmouth Board, sign the already-negotiated merger agreement it provided to Monmouth and proceed quickly to finalize our proposed transaction.”

In its analysis update, ISS noted1:

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“On balance, it is not clear that the revised terms improve the potential upside for shareholders in a transaction with EQC – which would be subject to execution risk – sufficiently to offset the certainty of value inherent in Starwood’s competing offer.”

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“…it is still the case that EQC does not have a track record of recent acquisitions of industrial properties, which makes it difficult for shareholders to evaluate the capitalization rate assumptions and the feasibility of the [EQC] acquisition plans.”

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“The value of EQC’s revised offer has declined since it was announced to $18.81 per MNR share (based on the Aug. 19 EQC closing price), a 2.1 percent discount to Starwood’s most recent $19.20 all-cash bid.”

[1]	Permission to use quotations neither sought nor obtained from ISS and emphasis added by Starwood.

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About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised over $60 billion of capital, and currently has approximately $90 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Starwood Capital also manages Starwood Property Trust (NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $69 billion of capital since inception and manages a portfolio of over $18 billion across debt and equity investments. Over the past 29 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

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